Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES REPORTS FIRST QUARTER 2006

FINANCIAL RESULTS

Reiterates 2006 Annual Guidance

CHICAGO (May 2, 2006)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for its first quarter ended March 31, 2006.

Consolidated net revenue of $101.5 million increased 2.9 percent from $98.6 million in 2005. On a constant currency basis, net revenue growth would have been 6.3 percent. Net revenue grew 2.2 percent in the Americas, 3.8 percent in Europe and 3.8 percent in the Asia Pacific. On a constant currency basis, net revenue growth would have been 13.8 percent in Europe and 6.7 percent in Asia Pacific. The total number of confirmed executive searches was up 1.4 percent from the 2005 first quarter, and was up 15.7 percent sequentially, compared to the 2005 fourth quarter. The number of consultants increased to 333 as of March 31, 2006, compared to 315 consultants as of December 31, 2005 and 305 as of March 31, 2005.

Operating income was $8.4 million, up 32.2 percent over 2005 first quarter operating income of $6.4 million. The operating margin was 8.3 percent, compared to 6.5 percent in last year’s first quarter. Excluding restructuring charges, operating income in the first quarter would have been $8.6 million and the operating margin would have been 8.5 percent. The year-over-year improvement in operating income and operating margin reflects operational and organizational steps taken in 2005 to improve the company’s financial performance. Compared to fourth quarter 2005 operating income of $10.0 million and operating margin of 9.9 percent, the first quarter operating income and margin were principally impacted by planned increased expenses related to recent new consultant hiring and incremental stock-based compensation expense.

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Thomas J. Friel, chairman and chief executive officer, said, “Our first quarter results reflect the continued success of our operational and financial initiatives. We added 18 consultants in the first quarter, while maintaining an annualized productivity level of $1.2 million in revenue per consultant. Europe attained its highest revenue quarter since June of 2001 and improved its operating margin to 8.0 percent, while our Asia Pacific region achieved its highest-ever revenue. The marked increase in our executive search confirmations in February and March, continued improvements to our cost structure, and our training and productivity initiatives keep us on track to meet our annual financial objectives for revenue and profitability.”

Net income in the 2006 first quarter was $5.9 million and fully diluted earnings per share were $0.30. Share repurchases in the quarter had less than a $0.01 impact on fully diluted earnings per share. The first quarter effective tax rate of 44.2 percent reflects a discrete non-cash charge associated with foreign deferred taxes resulting from the company’s ability to use foreign tax credits in 2006, and is expected to result in lower effective and cash tax rates for the year. The annual effective tax rate is expected to be approximately 40 percent. In the comparable period of 2005, net income was $6.9 million and fully diluted earnings per share were $0.33, reflecting a 10.2 percent effective tax rate due to the reversal of valuation allowance against deferred tax assets.

Consolidated salaries and employee benefits expenses were $70.1 million, an increase of 3.3 percent from $67.9 million in the comparable quarter of 2005. As a percentage of net revenue, salaries and employee benefits were 69.1 percent for the quarter, compared to 68.9 percent in the year-ago period. The increase in compensation-related expenses in the 2006 first quarter relates to an increase in new consultant hires and additional stock-based compensation expense, offset by the deferral of $2.1 million of this expense that will be recognized in future periods under stock-based compensation rules relating to the equity component of the company’s annual bonus program. Total stock-based compensation expense was $4.9 million during the quarter, compared to $1.7 million in last year’s first quarter. Effective January 1, 2006, the company implemented SFAS No. 123R, “Share-Based Payment,” using the modified prospective method

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for its stock-based compensation plans. The cumulative change in accounting resulted in a reduction of $0.4 million to first quarter and full-year 2006 salaries and employee benefits expense. Further, the inclusion of stock option expense for the first time in the quarter increased first quarter salaries and benefits expense by $0.6 million.

Consolidated general and administrative expenses were $22.7 million, down 6.3 percent from $24.3 million reported in the year-ago period. As a percentage of net revenue, consolidated general and administrative expenses declined to 22.4 percent from 24.6 percent in the 2005 first quarter. The improvement reflects efforts undertaken to reduce operating expenses in 2005 and a continued focus on cost control.

Net cash used in operating activities was $35.3 million, primarily reflecting payment in March 2006 of $45.3 million of 2005 cash bonus compensation. Net cash used in operating activities was $37.3 million in last year’s first quarter. Cash, cash equivalents and short-term investments at March 31, 2006 were $158.4 million, compared to $184.9 million at March 31, 2005, and $203.7 million at December 31, 2005.

As part of a $50 million stock repurchase program authorized in September 2005, the company repurchased 480,603 shares of its common stock in March 2006, at an average price per share of $34.49 for a total consideration of $16.6 million. As of March 31, 2006, the company had repurchased 774,229 shares under this current program for a total consideration of $26.2 million and approximately $24 million remains authorized.

Regional Review for the 2006 First Quarter

The Americas reported net revenue of $55.8 million, up 2.2 percent over the first quarter of 2005. Strong results from the Financial Services and Technology industry groups contributed to year-over-year growth in this region. Operating income of $9.8 million was up 10.4 percent over last year’s first quarter and the operating margin was 17.5 percent compared to 16.2 percent last year. Consultant headcount in the Americas increased to 178 at the end of March 2006, an increase of 13 consultants from December 2005 and an increase of 21 from March 2005.

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Compared to fourth quarter operating income of $11.2 million and operating margin of 18.8 percent, the first quarter operating margin was negatively impacted by costs associated with new consultant hires and an increase in compensation-related expenses, including additional stock-based compensation expense. Confirmations in the second half of the first quarter were especially strong in the Americas region.

In Europe, net revenue of $35.4 million increased 3.8 percent from the prior-year quarter and was up 12.1 percent sequentially. On a constant currency basis, year-over-year net revenue growth in the quarter would have been 13.8 percent. Operating income of $2.8 million improved significantly from last year’s first quarter, as well as sequentially. The operating margin of 8.0 percent increased from 2.5 percent in last year’s first quarter, and from 5.9 percent in the 2005 fourth quarter, reflecting continued cost containment initiatives and increased productivity. First quarter net revenue in Europe was the highest revenue achieved since June 2001.

In Asia Pacific, record net revenue of $10.3 million increased 3.8 percent from 2005 and on a constant currency basis would have been 6.7 percent higher. Net revenue growth was driven by continued strong business across the region with especially strong growth from the Healthcare, Industrial and Consumer industry groups. The operating margin of 24.8 percent decreased slightly from 25.1 percent in the 2005 first quarter, primarily reflecting an increase in new consultant hires in the second half of 2005.

Confirming 2006 Annual Outlook

For 2006, the company reiterates its expectations to achieve net revenue of between $445 million and $465 million, representing growth over 2005 net revenue of between 8 percent and 13 percent. At those net revenue levels the company expects its 2006 full-year operating margin, excluding any changes to estimates in restructuring reserves, to improve to approximately 12 percent. Net income and earnings per share are expected to reflect an effective tax rate of approximately 40 percent. The quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period and by discrete items that require immediate recognition in a particular quarter.

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Added Friel: “Our operating initiatives in the first quarter have positioned us to achieve our revenue and operating margin targets for 2006. New consultant hires, good productivity, and improving confirmations, combined with the continued focus on expense controls, are translating into a promising start for 2006. And although the planned increase for hiring early in 2006 put some anticipated pressure on our margin in the first quarter, we are confident that this investment in growth will allow us to meet our stated goals for the year.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review first quarter 2006 results today, May 2, at 9:00 am (CDT). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, the company has focused on quality service and built strong leadership teams through its relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit http://www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts for analysts:	Eileen Kamerick, CFO	312-496-1557 or ekamerick@heidrick.com
	Julie Creed, VP IR	312-496-1774 or jcreed@heidrick.com

Contact for media:	Eric Sodorff	312-496-1613 or esodorff@heidrick.com
Director of Communications

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$101,481	$98,582	$2,899	2.9%
Reimbursements	4,802	6,875	(2,073)	-30.2%

Total revenue	106,283	105,457	826	0.8%

Operating expenses:
Salaries and employee benefits	70,134	67,912	2,222	3.3%
General and administrative expenses	22,738	24,277	(1,539)	-6.3%
Reimbursed expenses	4,802	6,887	(2,085)	-30.3%
Restructuring charges	176	—	176

Total operating expenses	97,850	99,076	(1,226)	-1.2%

Operating income	8,433	6,381	2,052	32.2%

Non-operating income (expense):
Interest income	1,787	1,157
Interest expense	(13)	(155)
Net realized and unrealized gains (losses) on equity and warrant portfolio	196	(150)
Other, net	223	409

Net non-operating income	2,193	1,261

Income before income taxes	10,626	7,642

Provision for income taxes	4,700	782

Net income	$5,926	$6,860

Basic earnings per common share	$0.32	$0.36
Basic weighted average common shares outstanding	18,554	19,226
Diluted earnings per common share	$0.30	$0.33
Diluted weighted average common shares outstanding	19,465	20,661

Salaries and employee benefits as a percentage of net revenue	69.1%	68.9%
General and administrative expense as a percentage of net revenue	22.4%	24.6%
Operating income as a percentage of net revenue	8.3%	6.5%
Effective tax rate	44.2%	10.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$55,796	$54,577	$1,219	2.2%
Europe	35,395	34,087	1,308	3.8%
Asia Pacific	10,290	9,918	372	3.8%

Revenue before reimbursements (net revenue)	101,481	98,582	2,899	2.9%
Reimbursements	4,802	6,875	(2,073)	-30.2%

Total revenue	$106,283	$105,457	$826	0.8%

Operating Income (Loss):
Americas	$9,774	$8,853	$921	10.4%	17.5%	16.2%
Europe	2,828	856	1,972	230.4%	8.0%	2.5%
Asia Pacific	2,557	2,490	67	2.7%	24.8%	25.1%

Total regions	15,159	12,199	2,960	24.3%	14.9%	12.4%
Corporate	(6,550)	(5,818)	(732)	-12.6%

Operating income before restructuring charges	8,609	6,381	2,228	34.9%	8.5%	6.5%
Restructuring charges	(176)	—	(176)

Operating income	$8,433	$6,381	$2,052	32.2%	8.3%	6.5%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$69,536	$203,689
Short-term investments	88,814	—
Accounts receivable, net of allowance for doubtful accounts	68,842	53,334
Other receivables	4,798	4,463
Prepaid expenses	8,786	8,178
Income taxes recoverable, net	2,890	3,536
Deferred income taxes, net	8,193	8,579

Total current assets	251,859	281,779

Non-current assets:
Property and equipment, net	19,310	21,104
Assets designated for retirement and pension plans	28,550	26,727
Investments	3,418	1,839
Other non-current assets	5,142	5,216
Goodwill	46,956	46,655
Other intangible assets, net	6,088	6,239
Deferred income taxes, net	21,203	21,363

Total other non-current assets	130,667	129,143

Total assets	$382,526	$410,922

Current liabilities:
Accounts payable	$7,435	$6,019
Accrued salaries and employee benefits	53,681	84,169
Other accrued liabilities	27,633	25,314
Current portion of accrued restructuring charges	3,760	6,313

Total current liabilities	92,509	121,815

Non-current liabilities:
Retirement and pension plans	33,629	31,446
Non-current portion of accrued restructuring charges	11,672	12,297
Other non-current liabilities	7,896	7,879

Total non-current liabilities	53,197	51,622

Stockholders’ equity	236,820	237,485

Total liabilities and stockholders’ equity	$382,526	$410,922

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$5,926	$6,860
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,641	3,028
Deferred income taxes	554	(47)
Net realized and unrealized (gains) losses on equity and warrant portfolio	(196)	150
Stock-based compensation expense, net	4,895	1,625
Restructuring charges	176	—
Cash paid for restructuring charges	(3,354)	(3,012)
Changes in assets and liabilities:
Trade and other receivables	(15,533)	(15,861)
Accounts payable	(1,368)	(2,693)
Accrued expenses	(28,631)	(16,589)
Income taxes recoverable (payable), net	619	(7,682)
Other assets and liabilities, net	(986)	(3,048)

Net cash used in operating activities	(35,257)	(37,269)

Cash flows from investing activities:
Capital expenditures	(491)	(1,053)
Proceeds from sales of equity securities	22	1,176
Payments to consultants related to sales of equity securities	—	(655)
Proceeds from sales of short-term investments	—	(9,775)
Purchases of short-term investments	(88,814)	6,875
Other, net	4	30

Net cash used in investing activities	(89,279)	(3,402)

Cash flows from financing activities:
Proceeds from stock options exercised	1,676	3,568
Purchases of treasury stock	(13,797)	(2,403)
Tax benefits related to stock-based compensation	1,200	—

Net cash provided by (used in) financing activities	(10,921)	1,165

Effect of foreign currency exchange rates on cash and cash equivalents	1,304	(1,257)

Net decrease in cash and cash equivalents	(134,153)	(40,763)

Cash and cash equivalents:
Beginning of period	203,689	98,428

End of period	$69,536	$57,665

Supplemental schedule of noncash financing activities:
Total value of treasury stock purchases	$16,577	$2,403
Cash paid for treasury stock purchases	(13,797)	(2,403)

Accrued treasury stock purchases	$2,780	$—